                                                               EXHIBIT (a)(1)(i)
                          MOTORVAC TECHNOLOGIES, INC.

                           OFFER TO PURCHASE FOR CASH
                         UP TO 1,612,166 SHARES OF ITS
                                  COMMON STOCK
                             AT $3.50 NET PER SHARE

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                  EASTERN TIME, ON FRIDAY, SEPTEMBER 15, 2000,
                         UNLESS THE OFFER IS EXTENDED.
                            ------------------------

     MotorVac Technologies, Inc., a Delaware corporation (the "Company"), is offering to purchase up to 1,612,166 shares of common stock, $0.01 par value (the "Shares"), at $3.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     Erin Mills International Investment Corporation (the Company's majority stockholder) and all of our continuing directors and executive officers will not be tendering their shares in the Offer. See "Special Factors -- Section 3. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."
                            ------------------------

OUR OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE
OFFER -- SECTION 5. CERTAIN CONDITIONS OF THE OFFER."
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED
UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER MOTORVAC NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER ALL OR ANY SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT NO CONTINUING DIRECTOR OR EXECUTIVE OFFICER OF MOTORVAC INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- SECTION 3. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."
                            ------------------------

     The Shares are currently listed and traded on the NASDAQ SmallCap Market under the symbol "MVAC." On August 2, 2000, the last full trading day before announcement of the Offer, the last reported sale price of the Shares was $2.81 per Share. Before the Offer period expires, the Company's shares may be delisted by NASDAQ, which will make it more difficult to obtain price quotations for the Shares. We urge you to obtain current market quotations for the Shares before delisting occurs.

     You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from us at our expense. You may direct questions and requests for assistance to us at our address and telephone number set forth on the back cover of this Offer to Purchase. You may also contact your local broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.
                            ------------------------

             The Date of this Offer to Purchase is August 3, 2000.

                                   IMPORTANT

     If you wish to tender all or any portion of your Shares, you should either
(1) complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the U.S. Stock Transfer Corporation (the "Depositary"), and either mail or deliver the certificates for such Shares to the Depositary or deliver such Shares pursuant to the procedure for book-entry transfer set forth under "Book-Entry Transfer" in "The Offer -- Section 2. Procedure for Tendering Shares" or (2) request your broker, dealer, bank, trust company or nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, bank, trust company or nominee, you should contact such broker, dealer, bank, trust company or nominee if you desire to tender your Shares. If you desire to tender Shares and your certificates for such Shares cannot be delivered to the Depositary or you cannot comply with the procedure for book-entry transfer in a timely manner, you should tender your Shares by following the procedures for guaranteed delivery set forth under "Guaranteed Delivery" in "The Offer -- Section 2. Procedure for Tendering Shares."
                            ------------------------

     MOTORVAC HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF MOTORVAC AS TO WHETHER YOU SHOULD TENDER OR REFRAIN
FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. MOTORVAC HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MOTORVAC.

                               SUMMARY TERM SHEET

     This summary highlights the important information from this Offer to Purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should carefully read this entire Offer to Purchase and Letter of Transmittal. We have included references to the sections of the Offer to Purchase where a more complete description of the topics in this summary are discussed.

WHO IS OFFERING TO PURCHASE MY SHARES?

- MotorVac Technologies, Inc. is offering to purchase your shares of MotorVac common stock. See "Introduction."

WHAT IS THE CLASS AND AMOUNT OF SHARES SOUGHT IN THE OFFER?

- We are offering to purchase up to 1,612,166 shares of our common stock, or any lesser number of shares that stockholders properly tender in the offer, that are not owned by Erin Mills International Investment Corporation, which owns 60.8% of our common stock, or any of our continuing directors or executive officers (collectively, the "Non-Tendering Stockholders"). See "Introduction" and "Special Factors -- Section 3. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

WHAT IS THE PURPOSE OF THE OFFER?

- We have decided that MotorVac and its stockholders are better served by "going private." We have reached this decision because we have determined that being a public company is too costly due to expenses associated with reporting requirements under the federal securities laws and that it restricts our ability to make appropriate long-term business decisions. We also believe that the thinly traded market for our stock results in a market price that does not adequately reflect the true value of the stock. See "Special Factors --
  Section 3. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

- We have, therefore, taken action to deregister our common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which is permitted under the rules of the Exchange Act because we have less than 500 stockholders of record and have had less than $10,000,000 in total assets for each of the last three fiscal years. Upon our filing of such certification with the Securities and Exchange Commission (the "Commission"), our duty to file reports with the Commission will be suspended immediately and our deregistration will take effect 90 days thereafter. Shortly after we file our certification with the Commission, NASDAQ will take steps to delist our stock from the SmallCap Market. Our stock will no longer be publicly traded and may only be listed on the "pink sheets", which are an over-the-counter quotation system. As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the stock. Our decision to deregister is not contingent on the outcome of the tender offer, and we will proceed with deregistration regardless of how many shares we purchase, if any, in the tender offer. See "The Offer -- Section 10. Effects of the Offer on the Market for Shares; Termination of Registration Under the Exchange Act."

- We are making this offer because we believe that our stockholders should have an opportunity to realize a fair cash price prior to completion of the Company's deregistration under the Exchange Act and delisting from the NASDAQ SmallCap Market when public information about the Company and price quotations for the Company's stock will become less readily available. Based on the last reported sale price per share of $2.81, on August 2, 2000, the last full trading day before we announced the offer, our offer price of $3.50 per share represents a premium of 24.4%.

HOW MUCH AND WHEN WILL YOU PAY ME FOR MY SHARES AND IN WHAT FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

- We will purchase all shares tendered at the price of $3.50 per share, net to you in cash. See "Introduction" and "Special Factors -- Section 3. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

- We will pay for shares purchased in our offer as soon as practicable after the expiration of the offer period. You will receive the purchase price, net in cash, without interest. Under no circumstances will we pay interest on the purchase price, even if payment is delayed. See "The Offer -- Section 4. Acceptance for Payment of Shares and Payment of Purchase Price."

- If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. You may also have to pay stock transfer taxes in certain circumstances. See "The Offer -- Section 4. Acceptance for Payment of Shares and Payment of Purchase Price."

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES?

- We will need approximately $5,957,982 to purchase the maximum amount of shares and to pay all of the expenses of the offer. We have obtained a commitment from Comerica Bank -- California to provide $5,500,000 in the form of a revolving commercial line for $2,000,000 and a term loan of up to $3,500,000, to finance this offer. We are also prepared to use up to $457,982 of our cash resources to pay for the purchase of shares and the related expenses pursuant to the offer, if necessary. Our purchase of the maximum number of shares is contingent upon our satisfying all the conditions of the commitment for financing. See "The Offer -- Section 9. Source and Amount of Funds."

IS IT POSSIBLE THAT THE BANK WILL NOT LEND YOU THE FUNDS THAT ARE NECESSARY TO COMPLETE THE OFFER?

- Yes, like most similar agreements with banks, there are conditions to the bank's obligations to lend money to us. These conditions are discussed in "The Offer -- Section 9. Source and Amount of Funds." However, we believe that we already have or should be able to meet all of the conditions imposed by the bank in its commitment to us.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER IN THE OFFER?

- If you decide to tender your shares, we do not believe that our financial condition is relevant because:

          (1) we are making the offer for shares solely for cash; and

          (2) we will only be able to complete the offer if we satisfy all the conditions of the bank's commitment to finance the offer.

- If you decide not to tender your shares, we believe that our financial condition is a relevant factor to consider because we will have incurred a significant amount of debt in order to complete the offer. For this reason, summary financial information on both a historical and pro forma basis (as if all 1,612,166 shares have been tendered) is included in this offer document beginning on page 22. More comprehensive financial information is included in the reports that we have filed with the Securities and Exchange Commission. You can obtain copies of these reports in the manner described in "The
  Offer -- Section 13. Miscellaneous."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

- You may tender your shares until the tender offer expires. The offer will expire on Friday, September 15, 2000, at 5:00 p.m., Eastern time. See "The Offer -- Section 1. Number of Shares; Expiration Date." If you cannot deliver everything necessary to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in "The
  Offer -- Section 2. Procedure for Tendering Shares."

CAN THE OFFER BE EXTENDED?

- We can extend the offer at any time, in our sole discretion.

- If we extend the offer, we may delay the acceptance of any shares that have been tendered. See "The Offer -- Section 6. Extension of Tender Period; Termination; Amendments."

HOW WILL I BE NOTIFIED IF YOU EXTEND THE TENDER OFFER?

- If we extend the offer, we will issue a press release no later than 9:00 a.m. Eastern time on the first business day after the offer would have expired. See "The Offer -- Section 6. Extension of Tender Period; Termination; Amendments."

WILL THE TENDER OFFER BE FOLLOWED BY ANOTHER MATERIAL TRANSACTION THAT COULD AFFECT THE VALUE OF MY SHARES?

- The Company has no plans at the current time for any other material transaction.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

- We are not required to complete the offer unless the conditions to the offer are met. The most significant conditions are:

     1. the receipt of adequate financing;

     2. the absence of governmental or court action prohibiting the offer;

     3. the absence of material adverse changes in general market conditions;

     4. the absence of any third party proposals regarding a tender or exchange offer, merger, business combination or other similar transaction involving us; and

     5. no material change in our business condition (financial or otherwise), assets, income, operations, prospects or stock ownership.

- We do not expect any of these conditions to prevent us from completing the offer. See "The Offer -- Section 5. Certain Conditions of the Offer."

HOW DO I TENDER MY SHARES?

- If you decide to tender your shares, then on or prior to the expiration date you must do one of the following:

     1. If you are a record holder (i.e., a stock certificate has been issued to you), send your stock certificates and a properly completed and signed Letter of Transmittal to the U.S. Stock Transfer Corporation, as the Depositary, at the address appearing on the back cover of this document or follow the procedures for book-entry transfer. See "The
        Offer -- Section 2. Procedure for Tendering Shares."

     2. If you are a record holder, but your stock certificates are not immediately available for delivery to the Depositary, you may be able to comply with the guaranteed delivery procedure described in "The
        Offer -- Section 2. Procedures for Tendering Shares."

     3. If the stock certificates are registered in the name of your broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf by completing the form sent to you by the nominee and returning the form to it; or contact your broker for assistance. See the instructions to the Letter of Transmittal.

ONCE I HAVE TENDERED SHARES IN THE OFFER CAN I WITHDRAW MY TENDER?

- You may withdraw your tendered shares at any time before 5:00 p.m., Eastern time, on Friday, September 15, 2000. If we extend the tender offer, you may withdraw your shares at any time before 5:00 p.m., Eastern time, on that date. See "The Offer -- Section 3. Withdrawal Rights."

- In addition, if we have not already accepted your shares for payment, you may withdraw shares you previously tendered after 12:00 midnight, Eastern time, on Thursday, September 28, 2000. See "The Offer -- Section 3. Withdrawal Rights."

- If you tendered your shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for a withdrawal of your shares.

WHAT IS THE PROCEDURE FOR WITHDRAWING TENDERED SHARES?

- You may withdraw tendered shares any time before the offer expires by mailing or faxing your notice of withdrawal to the Depositary if your shares are held in your name or to your broker or bank if they are held in their name. In general, for the notice to be effective, the Depositary must receive your notice of withdrawal before the offer expires. See "The Offer -- Section 3. Withdrawal Rights."

WHAT DOES YOUR BOARD OF DIRECTORS THINK OF THE OFFER?

- We asked an independent qualified valuation company, FMV Opinions, Inc. ("FMV") to consider the offer. FMV delivered an opinion to us that, subject to the assumptions and considerations described in the opinion, the offer price of $3.50 per share is fair, from a financial point of view, to tendering stockholders. FMV's complete opinion is attached as an exhibit. We urge you to read it. Our Board of Directors carefully considered the opinion and has unanimously determined that the offer and the offer price are fair. See "Special Factors -- Section 4. Fairness of the Offer."

- While the Board of Directors has approved the offer, it is not making any recommendation as to whether or not you should tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

- We have been advised that none of our continuing directors or executive officers intend to tender shares. See "Special Factors -- Section 3. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

WHAT IS THE RECENT MARKET PRICE OF MY SHARES?

- Our shares are currently quoted on the NASDAQ SmallCap Market under the symbol "MVAC."

- On August 2, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the NASDAQ SmallCap Market was $2.81. Before deciding whether to tender, you should obtain a current market quotation for the shares.

- Shortly after we file our certification for deregistration with the Commission, NASDAQ will take steps to delist us from the NASDAQ SmallCap Market. Therefore, you may have a short period of time during which the shares are still traded on NASDAQ while the tender offer is in effect. After that time, you may find it more difficult to obtain an accurate quotation for your shares.

  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

- The receipt of cash for shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. In general, a stockholder who sells shares pursuant to the offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less, they will be subject to tax at ordinary income tax rates. Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax effects to you. See "Special
  Factors -- Section 8. Federal Income Tax Consequences."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

- Our delisting from the NASDAQ SmallCap Market may make it more difficult to dispose of your stock at a fair price or to get an accurate quotation for the price of your stock. Moreover, depending upon how many stockholders tender their shares, the number of our shares still held by the public will decrease, making the stock even more illiquid. The increased illiquidity of your shares may make a satisfactory future exit strategy less certain for you.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

- For additional information or assistance, you may contact us at (714) 558-4822, Ext. 118.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SECTION
SUMMARY TERM SHEET..........................................    i
INTRODUCTION................................................    1
SPECIAL FACTORS.............................................    2
   1. Background............................................    2
   2. Recent Developments...................................    3
   3. Purpose of the Offer; Certain Effects of the Offer;
     Plans of the Company After the Offer...................    3
   4. Fairness of the Offer.................................    5
   5. Fairness Opinion......................................    6
   6. Transactions and Agreements Concerning the Shares and
     Other Securities of the Company........................   10
   7. Security Ownership of Certain Beneficial Owners and
     Management.............................................   11
   8. Federal Income Tax Consequences.......................   12
THE OFFER...................................................   15
   1. Number of Shares; Expiration Date.....................   15
   2. Procedure for Tendering Shares........................   15
   3. Withdrawal Rights.....................................   17
   4. Acceptance for Payment of Shares and Payment of
     Purchase Price.........................................   18
   5. Certain Conditions of the Offer.......................   18
   6. Extension of Tender Period; Termination; Amendments...   20
   7. Price Range of Shares; Dividends......................   21
   8. Certain Information Concerning the Company............   21
   9. Source and Amount of Funds............................   26
  10. Effects of the Offer on the Market for Shares;
      Termination of Registration Under the Exchange Act....   26
  11. Certain Legal Matters; Regulatory Approvals; No
     Appraisal Rights.......................................   27
  12. Fees and Expenses; Persons Retained and Compensated...   27
  13. Miscellaneous.........................................   28
       Schedule I. Directors and Executive Officers.........   29
       Exhibit A. Fairness Opinion..........................   31

To the Holders of Common Stock of MotorVac Technologies, Inc.:

                                  INTRODUCTION

     MotorVac Technologies, Inc., a Delaware corporation (the "Company"), is offering to purchase up to 1,612,166 shares of common stock, par value $0.01 per share (the "Shares"), at $3.50 per Share (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     Erin Mills International Investment Corporation (the Company's majority stockholder) and the Company's continuing directors and executive officers (the "Non-Tendering Stockholders") will not be tendering their shares in the Offer. See "Special Factors -- Section 3. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

     As of July 31, 2000, the Company had issued and outstanding 4,558,016 shares. As of June 30, 2000, there were approximately 102 holders of record of shares. The 1,612,166 Shares that the Company is offering to purchase represent 35.4% of the Company's outstanding shares of common stock and include 17,000 Shares that are issuable upon the exercise of options by stockholders other than Non-Tendering Stockholders and an estimated 2,683 Shares to be issued pursuant to the Company's Employee Stock Purchase Plan.

     OUR OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE OFFER -- SECTION 5. CERTAIN CONDITIONS OF THE OFFER."

     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER MOTORVAC NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER ALL OR ANY SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT NO CONTINUING DIRECTOR OR EXECUTIVE OFFICER OF MOTORVAC INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- SECTION 3. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

     If you hold Shares in your own name and you tender your Shares directly to the U.S. Stock Transfer Corporation (the "Depositary"), you will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. If you hold Shares through brokers or banks, you should consult them to determine whether transaction costs are applicable if you tender Shares through them and not directly to the Depositary. HOWEVER, IF YOU FAIL TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO YOU PURSUANT TO THE OFFER. SEE "THE OFFER -- SECTION 2. PROCEDURE FOR TENDERING SHARES."

     FMV Opinions, Inc. ("FMV") has delivered a written opinion to the Board of Directors (the "Board"), dated August 1, 2000, that, as of that date, the consideration to be paid to stockholders who tender Shares pursuant to the Offer is fair to them from a financial point of view. See "Special Factors -- Section
5. Fairness Opinion." The full text of the opinion is attached to this Offer to Purchase as Exhibit A. You are urged to read the entire opinion carefully for assumptions made, matters considered and limits of FMV's review.

     The Shares are listed and traded on the NASDAQ SmallCap Market under the symbol "MVAC." On August 2, 2000, the last full trading day prior to announcement of the Offer, the closing per Share sales price as reported by NASDAQ was $2.81 per Share. As explained in "Special Factors -- Section 3. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," the Shares will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") 90 days after the Company files the appropriate certification with the Securities and Exchange Commission (the "Commission"). After the filing of such certification, the Company will have no further obligation pursuant to the federal securities laws to file financial information and as a result, it may become more difficult to obtain information about the Company. In addition, the Shares will be delisted from the NASDAQ SmallCap Market shortly after the Company files such certification with the Commission. After that time, it may be more difficult to obtain accurate market quotations for the Shares. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DELISTING OCCURS.

                                SPECIAL FACTORS

 1. BACKGROUND.

     Subsequent to informal discussions by the Board regarding strategies with respect to enhancing stockholder value, Lee W. Melody, President of the Company, and Ronald J. Monark, Chairman of the Board, met in June 1999 with financial and legal advisors to discuss related issues and possible next steps. It was decided at that meeting, after a discussion of alternatives, that the Company's financial advisors should make a presentation of the issues to the full Board at its regularly-scheduled meeting of August 12, 1999.

     Based upon the discussions at the Board meeting held on August 12, 1999, the Board decided informally to "test the waters" and to determine on a very preliminary basis if a buyer could be found to purchase the Company at a price that the Board would consider acceptable. The Board did not identify such a price at that time. During the last five months of 1999, a number of informal inquiries were made in this regard but nothing of substance materialized.

     In December 1999, the Company's management was contacted on an unsolicited basis by a small public company ("Other Interested Party") regarding a potential acquisition of the Company. In February 2000, the Board determined that the proposal for the acquisition was inadequate based on the valuation of the Company at the time, the nature of the Other Interested Party's business and doubt regarding the Other Interested Party's ability to secure the financing necessary to complete the transaction.

     The Board continued with its discussions of stockholder enhancement value issues at the Board meeting in March of 2000. As it appeared that opportunities for selling the Company in the near term would not be available on terms acceptable to the Board, the Board decided informally to consider other options. The Board recommended two parallel courses of action; the first being the performance of preliminary analysis on the feasibility of going private by deregistering the Company's common stock under the Exchange Act and simultaneously being delisted from the NASDAQ SmallCap Market, and the second being the performance of additional analysis to determine if selling the Company at an acceptable price was a realistic option.

     Regarding the second alternative, several investment banking firms were contacted during April of 2000 for their assessment of selling the Company at an acceptable price. Several bankers were consulted, but none indicated that a buyer could be found for the Company at a price that the Board would consider acceptable. With respect to these inquiries, the Board informally made the assessment that the valuations indicated were too low and confirmed that the only realistic remaining alternative in the near term with respect to enhancing stockholder value was to pursue the course of going private.

     In April of 2000, the Company contacted one of the now principals of Andover Associates, L.L.C. ("Andover"), and asked for a proposal for the Board to consider at its regularly-scheduled meeting in May of 2000. At the Board's meeting on May 31, 2000, Andover provided a presentation of strategic alternatives available to the Company with the objectives of enhancing stockholder value. The Board authorized the Company's management to engage the services of Andover to prepare a comprehensive plan that would include deregistration under the Exchange Act and financing for the purchase of common stock from stockholders who wished to sell their stock. The Board also authorized management to engage the services of a valuation firm to provide a fairness opinion with respect to the price to be offered stockholders who wished to tender their stock for purchase by the Company. Pursuant to a letter agreement dated June 5, 2000, the Company engaged the services of FMV to provide the fairness opinion. On July 24, 2000, FMV issued a preliminary written opinion that a purchase price of $3.50 per Share is fair to tendering stockholders from a financial point of view.

     At the Board's meeting on July 27, 2000, Andover made a presentation regarding the status of the proposed tender offer and of the financing proposals that were available to support it, and FMV made a presentation regarding its written opinion with respect to the fairness of the price to be offered stockholders who participate in the tender offer. After extensive discussion and careful consideration of the proposed tender offer, the financing and the fairness opinion, the Board unanimously decided to proceed with the Offer at a price of $3.50 per Share and to effect the deregistration of the Company's common stock under the Exchange Act. The Board approved the commitment by Comerica Bank -- California to provide financing for the Offer in the amount of $5,500,000. The Board also decided to replace all outstanding options of the Company held by officers or employees that have a strike price above $3.50 per share of common stock with incentive options having a strike price of $3.50 per share and to reprice at $3.50 per share all outstanding options held by directors that have a strike price above $3.50 per share. The Board also authorized the issuance, upon completion of the Offer, to Company management of options to purchase 200,000 shares of common stock and reserved options to purchase an additional 100,000 shares of common stock for future issuance to employees. On August 1, 2000, FMV issued a final written opinion that the price of $3.50 per Share is fair to tendering stockholders from a financial point of view.

 2. RECENT DEVELOPMENTS.

     The Company estimates sales of approximately $5,880,000 and approximately $9,550,000 for the three month and six month periods respectively, ended June 30, 2000. These amounts will represent increases of approximately 39% and 16% respectively when compared to the same periods in 1999.

     The primary reason for the sales increase in the three month period ending June 30, 2000, compared with the same period in 1999, was due to a special promotional marketing program by the Company's largest customer. The Company does not anticipate that promotional activities by this customer will result in the same level of sales in the third or fourth quarters of 2000.

     For the three month period ended June 30, 2000, the Company will report a significant tax benefit for accounting purposes of approximately $3,381,000 resulting from the elimination of the full valuation allowance for deferred tax assets as reported in the Company's annual report on Form 10-KSB for the year ended December 31, 1999. The allowance was established to fully offset deferred tax assets, principally net operating loss ("NOL") carryforward benefits from taxable income, because of the Company's assessment that realization of such benefits was unlikely. Concurrent with the elimination of the allowance and recording of a tax benefit, a net deferred tax asset of approximately $3,000,000 will be established on the balance sheet. Taxable income in subsequent periods will provide a tax provision at rates estimated at 40% of pre-tax income. However, amounts of tax liability currently payable in cash will be substantially reduced as the NOLs extinguish the deferred tax asset through amortization. In future periods, the deferred tax asset will be adjusted for changes in NOL carryforwards and other temporary differences between pre-tax income and taxable income. The Company's management currently believes that there is a significant probability that the NOLs will likely be realized from future profitability of the Company.

     It should be noted that these financial performance factors have been considered with respect to the fairness opinion included herein. See "Special Factors -- Section 5. Fairness Opinion."

 3. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

     The purpose of the Offer is to allow those stockholders other than Non-Tendering Stockholders desiring to receive cash for all or a portion of their Shares at the present time an opportunity to do so at a premium over the recent trading prices for the Shares. While the Board continues to believe that the Shares represent an attractive investment for its continuing stockholders, the Offer presents stockholders who may wish to receive an immediate cash premium for their Shares with an opportunity to realize such premium by tendering Shares in the Offer. In addition, the Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to sell their Shares for cash, without the usual transaction costs associated with market sales.

     The Board has decided that stockholders' value in the Company will be enhanced by taking the Company private. The Company estimates that it will save approximately $300,000 a year in costs related to reporting and other requirements that apply to companies whose stock is registered under the federal securities laws and traded on NASDAQ. Additionally, the Company will be able to reduce its annual administrative expenses in connection with servicing the accounts of a reduced number of holders of the Shares. The Board also believes that the Company's flexibility in terms of decision-making and the pursuit of future strategic alternatives will be increased, since the obligation it has as a public company to publicly report all such decisions and developments will be eliminated. In addition, it will no longer be necessary to manage to quarterly financial expectations.

     Therefore, on August 3, 2000, the Company filed a certification with the Commission that it meets the requirements of the Exchange Act for deregistration under Section 12(g); namely that it has less than 500 stockholders of record and has had less than $10,000,000 in total assets for each of the past three fiscal years. Registration of the Shares will be terminated 90 days after the Company's filing of the certification. Upon filing to deregister its Shares, the information required to be furnished by the Company to stockholders will be substantially reduced and certain provisions of the Exchange Act will no longer be applicable in respect of the Shares. The Company will be delisted by NASDAQ shortly after filing the certification with the Commission. After delisting by NASDAQ, the Shares may only be quoted on the "Pink Sheets," an over-the-counter quotation system. At that time, stockholders may find it even more difficult to obtain accurate quotations for, or to dispose of, the stock.

     Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company, subject to the Company's right to issue additional shares and other equity securities in the future. However, such stockholders may find it more difficult to dispose of their shares in a less liquid market.

     Contemporaneously with the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. The Company has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company; (b) a purchase, sale or transfer of a material amount of assets of the Company; (c) any material change in the present dividend policy; (d) any other material change in the Company's corporate structure or business; or (e) any change in the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or any actions that may impede the acquisition of control of the Company by any person.

     Concurrent with the Offer, the Company's management will receive options to purchase 200,000 shares of common stock with a strike price of $3.50, with options to purchase an additional 100,000 shares of common stock to be set aside for grants to current and future employees.

     Grant Ferrier, one of the directors of the Company, has tendered his resignation for personal reasons, effective as of August 31, 2000. The Board voted to extend the period during which he may exercise his options to acquire Company common stock, which are currently exercisable, for two years from the effective date of his resignation. In addition, Mr. Ferrier was given until September 30, 2000 to decide whether to sell his shares to the Company at $3.50 per share. Subsequent to the effectiveness of Mr. Ferrier's resignation, the Board will consist of five directors, pursuant to the terms of the Shareholders' Agreement. See "Special Factors -- Section 7. Security Ownership of Certain Beneficial Owners and Management."

     The transaction will result in a material change in the Company's indebtedness as it will be borrowing approximately $5,500,000 in order to finance the transaction and to pay associated costs and expenses. The Company has obtained a commitment from Comerica Bank -- California to provide $5,500,000 in the form of a revolving commercial line for $2,000,000 and a term loan of up to $3,500,000 to finance the Offer. The Company will also use up to $457,982 of its cash in connection with the purchase of common stock and payment of expenses associated with the Offer and will pledge a substantial portion of its remaining cash in connection with the transaction. See "The Offer -- Section 9. Source and Amount of Funds." In deciding to approve the Offer, the Board took into account the expected financial impact of the Offer, including the increased interest expense and financial and operating constraints associated with the financing required to fund the Offer. The Company believes that its cash, short-term investments and access to credit facilities following the completion of the Offer, together with its anticipated cash flow from operations, are adequate for its needs in the foreseeable future. See "Special Factors -- Section 4. Fairness of the Offer."

     The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Depending upon the number of Shares so purchased, the liquidity and market value of the remaining Shares held by the public could be adversely affected. The extent of the market for the Shares and the availability of quotations will depend upon such factors as the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act, as described above, and other factors. All Shares purchased by the Company pursuant to the Offer will be retired.

     Following the expiration of the Offer, the Company may, in its sole discretion, determine to purchase any remaining Shares through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Shares until the expiration of at least ten business days after the termination of the Offer pursuant to Rule 13e-4(f)(6) under the Exchange Act. Any possible future purchases of Shares by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer, and general economic and market conditions.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

 4. FAIRNESS OF THE OFFER.

     The Board believes the Offer is fair to holders of Shares and the Board has unanimously approved the transaction. In evaluating the Offer, the Board relied upon its knowledge of the business, financial condition and prospects of the Company as well as the advice of the Company's financial and legal advisors. In making its determination regarding the fairness of the Offer, the Board considered a number of factors, including the following:

     (1) Current Business Strategy and Future Prospects. The Board considered information provided by Company management as to the business, financial conditions, results of operations, current business strategy and future prospects of the Company, recent trends in the market in which the Company operates, the Company's position in such market, the historical and recent market prices for the Shares, potential new business initiatives and the information provided by FMV in its assessment of the fairness of the Purchase Price.

     (2) Market Price and Premium. The Board considered the historical market and recent trading activity of the Shares with an emphasis on the relationship between the $3.50 per Share cash consideration and the trading history of the Shares. In particular, the Board noted that the $3.50 per Share cash consideration represents a premium of approximately 44% over the $2.44 per Share closing price on the Nasdaq SmallCap Market on July 26, 2000, the last full trading day before the Board met to determine the final terms of the Offer.

     (3) FMV Fairness Opinion. The Board considered the financial analysis and presentation of FMV, including FMV's analyses based on the Company's historical market prices, public company comparables, transaction comparables, control premiums paid for acquired companies and discounted cash flow analysis. The Board also considered the preliminary written opinion of FMV delivered on July 24, 2000 to the effect that as of such date and based upon and subject to certain matters stated in such opinion, the $3.50 Purchase

Price was fair, from a financial point of view, to tendering stockholders. A COPY OF THE FAIRNESS OPINION IS ATTACHED TO THIS OFFER TO PURCHASE AND INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE ENCOURAGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY.

     (4) Transaction Structure. The Board evaluated the benefits of the transaction being structured as an immediate cash tender offer, thereby enabling stockholders other than Non-Tendering Stockholders the opportunity to obtain cash for their Shares at the earliest possible time. In addition, the Board considered the fact that the Offer provides stockholders with the opportunity to dispose of Shares without the usual transaction costs associated with a market sale.

     (5) Financing; Receipt of Commitment. The Board considered the fact that the Company had received a commitment from Comerica Bank -- California for the necessary financing for the Offer and that the Board had an opportunity to analyze the terms and conditions of that commitment.

     (6) Alternatives to the Offer. The Board evaluated the possible alternatives to the Offer, but decided that proceeding with the Offer while simultaneously deregistering under the Exchange Act presented the best opportunity to maximize stockholder value. As discussed in "Special Factors.
Section 1 -- Background," the Board had discussions in late 1999 and early 2000 with another company regarding a potential acquisition of the Company, but the Board decided the other company's proposal was inadequate and nothing has materialized as a result of those discussions.

     A majority of the directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the Offer. There is no stockholder vote required in connection with the Offer. There are no appraisal rights available to holders of Shares in connection with the Offer.

 5. FAIRNESS OPINION.

     As discussed above, the Board retained FMV to act as its financial advisor with respect to assessing the fairness, from a financial point of view, of the Purchase Price. On July 24, 2000, FMV delivered a preliminary written opinion to the Company and on July 27, 2000, at a meeting of the Board, FMV orally delivered its opinion to the Board, to the effect that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the $3.50 Purchase Price is fair, from a financial point of view, to tendering stockholders. FMV issued a final written opinion dated August 1, 2000, to the effect that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the $3.50 Purchase Price is fair, from a financial point of view, to tendering stockholders.

     THE FULL TEXT OF FMV'S WRITTEN OPINION IS ATTACHED AS EXHIBIT A TO THIS OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE FAIRNESS OPINION ALSO IS AVAILABLE FOR INSPECTION AND COPYING BY ANY HOLDER OF SHARES OR ANY REPRESENTATIVE OF SUCH HOLDER WHO HAS BEEN SO DESIGNATED IN WRITING, AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY DURING NORMAL BUSINESS HOURS. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE FAIRNESS OPINION CAREFULLY IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY FMV IN RENDERING ITS OPINION. THE FAIRNESS OPINION WAS FOR THE USE AND BENEFIT OF THE BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE PURCHASE PRICE. IT DOES NOT EXPRESS ANY VIEW ON THE COMPANY'S ABILITY TO OBTAIN FINANCING OR THE CAPITAL STRUCTURE OF THE COMPANY FOLLOWING CONSUMMATION OF THE OFFER, NOR DOES IT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE OFFER. THE FAIRNESS OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER THAT STOCKHOLDER SHOULD TENDER ANY SHARES PURSUANT TO THIS OFFER TO PURCHASE. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A

COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY FMV AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION.

     In preparing its opinion, FMV has, among other things:

      1. reviewed the Company's annual reports on Form 10-KSB for the fiscal years ended December 31, 1999, 1998, 1997 and 1996 including the audited financial statements included therein, and the Company's quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 through 2000 including the unaudited financial statements included therein;

      2. reviewed certain internal financial and operating information for activity occurring after March 31, 2000 relating to the Company, prepared and furnished to FMV by the Company's management;

      3. reviewed financial forecasts prepared by the Company's management, updated as of June 9, 2000, for the Company for a five year period ending December 31, 2004;

      4. visited the Company's facilities in Santa Ana, California and, during the course of these visits, inspected the operations of the Company;

      5. participated in discussions with the Company's management concerning the operations, business strategy, current financial performance and prospects for the Company;

      6. discussed with the Company's management its view of the strategic rationale for the Offer;

      7. reviewed the recent reported closing prices and trading activity for MotorVac common stock;

      8. compared certain aspects of the Company's financial performance with public companies deemed comparable;

      9. reviewed recent equity research analyst reports covering the Company;

     10. discussed the terms of the Offer with the Company, and its respective financial and legal advisors;

     11. examined indications of costs of equity and weighted average cost of invested capital derived from the publicly traded comparable companies, modified for firm size and based upon the betas of the comparable public companies, and data provided by Ibbotson's Associates for cost of capital indications; and

     12. conducted other financial studies, analyses and investigations as FMV deemed appropriate for purposes of its opinion.

     In preparing its opinion, FMV assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying that information nor did it undertake an independent evaluation or appraisal of any of the Company's assets or liabilities, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecast information furnished to or discussed with FMV by the Company, FMV assumed that it had been reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the Company's expected future financial performance. The FMV opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the information made available to FMV as of August 1, 2000.

     The Board did not place any limitation on the scope or methodology of the analysis conducted by FMV. The following is a summary explanation of the various sources of information and valuation methodologies employed by FMV in valuing the Company in conjunction with rendering its fairness opinion. FMV employed analyses based on: (1) public company comparables, (2) transaction comparables,
(3) discounted cash flow; (4) stock price performance and (5) control premium analysis in order to determine the fairness of the Offer.

     COMPARISON TO SELECTED PUBLICLY TRADED COMPANIES. As part of its analyses, FMV compared certain financial information of the Company with that of a group of seven publicly traded corporations engaged in similar lines of business to the Company, or in lines of business which are believed to be exposed to similar overall economic and business trends as the Company. These seven corporations are:

     1. Champion Parts, Inc.;

     2. Edelbrock Corporation;

     3. Hastings Manufacturing Company;

     4. Snap-On Incorporated;

     5. Standard Motor Products, Inc.;

     6. U.S. Automotive Manufacturing, Inc.; and

     7. Universal Automotive Industries, Inc.

     FMV examined financial ratios and multiples (based on reported financial information for the twelve months ended June 30, 2000, if available, and current stock prices) for the Company and for the public corporations. The calculations incorporated adjustments to the financial statements necessary to make the Company's data more directly comparable to the public companies. FMV also considered evidence on premiums to market prices paid in acquisitions of public companies. The ratios examined included Total Invested Capital ("TIC," the total value of equity and debt) to Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA"), and Earnings Before Interest and Taxes ("EBIT"), and of Price (value of equity) to Earnings (net income), Cash Flow (net income plus depreciation and amortization), and Tangible Book Value. In analyzing the multiples of the publicly traded corporations for total invested capital to EBIT and EBITDA for the most recently reported four quarters, FMV adjusted the market value of equity of each of the publicly traded corporations to include a premium over trading prices that reflects the difference in the prices paid for equity interests where a controlling interest is purchased.

     FMV's analysis indicated that the Offer represents the following implied multiples: TIC/EBITDA of 5.4; TIC/EBIT of 7.1; Price/Earnings of 9.1; Price/Cash Flow of 6.1; and Price/Book Value of 2.3 after adjustments primarily for net operating loss carryforwards, excess cash, and potential option exercises. The publicly traded corporations traded at TIC/EBITDA ratios between 3.7 and 8.9, with a median of 4.1, TIC/ EBIT ratios between 4.5 and 12.5, with a median of 7.6, Price/Earnings ratios between 6.3 and 14.6, with a median of 11.0, Price/Cash Flow ratios between 3.2 and 8.6, with a median of 4.4, and Price/Book Value ratios between 0.7 and 3.6, with a median of 1.9.

     TRANSACTION COMPARABLE ANALYSIS. As part of its analyses, FMV considered data on transactions involving the acquisition of companies in similar lines of business to the Company. For each transaction for which data was available, FMV examined financial ratios and multiples for the acquired companies based on financial results for the most recently reported four quarters prior to the acquisition. The multiples examined included: (i) acquisition price (value of equity) to net income; (ii) acquisition price to cash flow; (iii) total invested capital (acquisition price plus debt) to EBIT; and (iv) total invested capital to EBITDA. The transactions that FMV reviewed included the acquisitions of:

     1. Defiance, Inc. by General Chemical Group, Inc.;

     2. Durakon Industries, Inc. by Littlejohn Acquisition Corporation;

     3. Echlin Inc. by Dana Corporation;

     4. Global Motorsport Group, Inc. by Stonington Partners, Inc.;

     5. Walbro Corporation by TI Group PLC; and

     6. Wynn's International, Inc. by Parker Hannifin Corporation

     The calculations for the transactions yielded a range of multiples of acquisition price to net income of 11.8 to 15.2 with a median of 12.7; a range of multiples of acquisition price to cash flow of 4.1 to 15.8, with a median of 7.1; a range of multiples of TIC to EBIT of 7.7 to 16.5, with a median of 10.7; and, a range of multiples of TIC to EBITDA of 4.9 to 11.4 with a median of 6.4. FMV did not calculate ratios for the Company, but rather utilized the ratios for the Company determined in its "COMPARISON TO SELECTED PUBLICLY TRADED COMPANIES," which are the same as the ratios that would apply to the Offer.

     FMV also considered the premiums paid in the above transactions over the acquired companies' value of equity prior to the acquisition. These above transactions yielded a premium range of 30.5% to 70.8%, with a median of 39.4%. Based on the last reported sale price per share of $2.88 on August 1, 2000, the Purchase Price of $3.50 per share represents a premium of 21.5%. Based on the latest 20-day average price per Share of $2.42 on August 1, 2000, the Purchase Price of $3.50 per Share represents a premium of 44.6%.

     DISCOUNTED CASH FLOW ANALYSIS. FMV calculated, using a discounted cash flow methodology, a range of values for the Company based on projections provided by the Company's management through the end of the December 31, 2004 fiscal year. Free cash flow was calculated on a debt-free basis using projected EBIT plus projected depreciation and amortization expense, and less income taxes at 40%, projected capital expenditures, and projected net increases in working capital accounts. The terminal value was estimated using a capitalization rate of 15.0% to 19.0% (consisting of the discount rate of 21.0% to 23.0% minus a perpetuity growth rate of 4.0% to 6.0%) times projected free cash flow in fiscal 2004. The free cash flows and the terminal value were discounted at rates between 21.0% and 23.0%. The discount rate of 21.0% to 23.0% was deemed appropriate by FMV given the risk of the Company and the risk associated with achieving the projections.

     STOCK PERFORMANCE AND CONTROL PREMIUM ANALYSIS. FMV examined the history of trading prices and volume for the Company and the relationship between the movements of such trading prices to movements of the trading prices and volume for the common stocks of the companies that FMV deemed to be similar to the Company. FMV also examined stock price premiums of various operating companies whereby control was acquired. These operating companies included those similar to the Company in size (in terms of revenues, market value, and net income) and Standard Industrial Classification (SIC) codes. The median control premium in this analysis primarily ranged from 30.0% to 40.0%, with a low of 3.3% and a high of 62.4%. Based on the last reported sale price per share of $2.88 on August 1, 2000, the Purchase Price of $3.50 per share represents a premium of 21.5%. Based on the latest 20-day average price per Share of $2.42 on August 1, 2000, the Purchase Price of $3.50 per Share represents a premium of 44.6%.

     SPECIAL FACTORS. In reaching its opinion, FMV considered the Company's unreported preliminary financial results for the second quarter ended June 30, 2000 and the Company's unreported significant tax accounting benefit of approximately $2,900,000, which will result in a one-time tax benefit which will increase net income. FMV also considered the benefit to the Company in utilizing the Company's NOL in future periods to reduce potential tax liabilities payable in cash. In addition, FMV considered the Company's proposed deregistration and the potential advantages (including cost savings of approximately $300,000 annually) and disadvantages (including the lack of an actively traded public market for its common shares) in its analysis.

     None of the public or acquired companies examined in the above analysis is identical to the Company. Therefore, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and the public and acquired companies. Additionally, no transaction used in the "TRANSACTION COMPARABLE ANALYSIS" is identical to the Offer. In evaluating the public and acquired companies' ratios, FMV made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using the data on public or acquired companies.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selected portions of the analyses or of the summaries set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the FMV opinion. In arriving at its fairness determination, FMV considered the results of all such analyses. FMV made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Offer. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, FMV or any other person assumes responsibility if future results are materially different from those forecast. As described above, the FMV opinion was among many factors taken into consideration by the Board in making its determination to approve the Offer.

     SUMMARY OF VALUATION ANALYSES. Taken together, the information and analyses employed by FMV led to FMV's opinion that, as of the date of the opinion, the Purchase Price was fair, from a financial point of view, to tendering stockholders.

     FMV is a nationally recognized firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. After interviewing two valuation firms, the Board selected FMV to act as its financial advisor in connection with the Offer based on FMV's qualifications, expertise, reputation, cost estimates and the recommendations of the Company's financial and legal advisors. No restrictions or limitations were imposed by the Board upon FMV with respect to the investigations made or the procedures followed by FMV in rendering its opinion.

     Pursuant to a letter agreement dated June 5, 2000, the Company engaged FMV as its financial advisor with respect to assessing the fairness of the tender offer price. For its services, the Company agreed to pay FMV a fee of $42,000 plus reasonable out-of-pocket expenses.

 6. TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES AND OTHER SECURITIES OF THE COMPANY.

     As of July 31, 2000, the Company had issued and outstanding 4,558,016 shares and had 304,284 shares issuable on the exercise of stock options exercisable within 60 days. As of July 31, 2000, the Company's directors and executive officers as a group (10 persons) beneficially owned (including 284,056 shares issuable on the exercise of options exercisable within 60 days) an aggregate of 3,275,990 shares representing approximately 67.7% of the outstanding shares (including Shares issuable on the exercise of options exercisable within 60 days and including 2,771,012 shares of common stock beneficially held by Erin Mills International Investment Corporation).

     If the Company purchases the maximum amount of Shares pursuant to the Offer with the exception of those owned by the Non-Tendering Stockholders, the Company's executive officers and directors as a group would own beneficially (including shares issuable on the exercise of options exercisable within 60 days) approximately 14.7% of the outstanding shares immediately after the Offer (including shares issuable on the exercise of options exercisable within 60 days). Upon completion of the Offer, the Company's executive officers will receive incentive options to purchase 200,000 shares.

     The Company has been advised that none of its continuing directors or executive officers intend to tender shares pursuant to the Offer.

     On September 24, 1998, the Board announced approval of the repurchase and cancellation of up to 451,492 shares of its common stock in order to offset issuances under the Company's stock compensation plans. Stock purchases under the repurchase program began October 2, 1998. Through July 31, 2000, an aggregate of 71,200 shares of common stock have been repurchased for an aggregate amount of $92,098.

     During the 60 business days prior to the date hereof, the Company has not purchased any shares. Except for normal transactions in the Company's Stock Compensation Plan and Employee Stock Purchase Plan, to the best of the Company's knowledge, none of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the shares during the same time period.

 7. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of July 31, 2000 by: (i) each director; (ii) each executive officer (Lee Melody, David Nelson, Michael Arkell, John Rome and Romy Laxamana); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Unless otherwise noted, the address of each person listed is the same as that of the Company.

                                                                BENEFICIAL OWNERSHIP(1)
                                                                -----------------------
                                                                NUMBER OF    PERCENT OF
                            NAME                                 SHARES        CLASS
                            ----                                ---------    ----------
Erin Mills International Investment Corporation(2)..........    2,771,012       60.8%
  Radley Court, Suite 200
  Collymore Rock
  St. Michael, Barbados, West Indies
Stephen A. Springer(3)......................................      416,130        9.1
  345 E. 57th Street
  New York, New York 10022
Stephen L. Greaves(4).......................................    2,796,208       61.2
Ronald J. Monark............................................       84,567        1.8
Lee W. Melody...............................................      214,607        4.5
David P. Nelson.............................................       17,656        0.4
Michael G. Arkell...........................................       22,433        0.5
John A. Rome................................................       40,694        0.9
Gerald C. Quinn(5)..........................................    2,799,940       61.3
Grant Ferrier...............................................       27,567        0.6
A. J. "Rudy" Wolf...........................................       25,787        0.6
Romy Laxamana...............................................       17,543        0.4
All Directors and Executive Officers as a Group (10             3,275,990       67.7%
  Persons)(6)...............................................

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,558,016 shares outstanding on July 31, 2000. Share numbers include the following number of shares subject to options granted by the Company exercisable within 60 days of July 31, 2000: Mr. Melody, 171,960; Mr. Arkell, 19,494; Mr. Quinn, 11,028; Mr. Greaves, 11,996; Mr. Monark, 24,000;
    Mr. Ferrier, 6,000; Mr. Wolf, 2,000; Mr. Nelson, 10,000; and Mr. Rome, 18,608. These option shares are deemed outstanding for the purposes of computing the percentage ownership of each such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Erin Mills International Investment Corporation, a Barbadian corporation ("EMIIC"), is a majority-owned subsidiary of The Erin Mills Investment Corporation, a corporation organized under the laws of the province of Ontario, Canada ("TEMIC"). TEMIC is a wholly-owned subsidiary of The Erin Mills Development Corporation, a corporation organized under the laws of the province of Ontario, Canada ("EMDC"). Consequently, TEMIC and EMDC, by virtue of their control of EMIIC, would be deemed to share voting and investment power of the shares of common stock owned by EMIIC. The directors of EMIIC may also be deemed to have beneficial ownership of the shares of common stock owned by EMIIC. The directors of EMIIC are Gerald C. Quinn (who is also a director of the Company), Humphrey Metzger, Andrew C. Ferreira, Dr. Trevor A. Carmichael, and Stephen L. Greaves (who is also a director of the Company). In addition, the directors of TEMIC and EMDC may be deemed to have beneficial ownership of the shares of common stock of the Company owned by EMIIC by virtue of

    TEMIC's and EMDC's control of EMIIC. The directors of TEMIC and EMDC are Rudy Bratty, John H. Daniels, Peter Daniels, Alfredo DeGasperis, Marco Muzzo, Elly Reisman, and Larry Robbins, none of whom are officers or directors of the Company. Stephen L. Greaves, a director of the Company, is General Manager and President of EMIIC. Gerald C. Quinn, a director of the Company, is President of TEMIC and Executive Vice President of EMDC. Except as indicated in Note (5) below, each of the directors of EMIIC, TEMIC and EMDC disclaims beneficial ownership of any of the shares of the Company's common stock beneficially owned by EMIIC, TEMIC or EMDC.

(3) Mr. Springer has shared voting and investment power with respect to 7,000 of these shares.

(4) Includes 2,771,012 shares of common stock beneficially held by EMIIC. See Note (2) above. Mr. Greaves disclaims beneficial ownership of any of the shares of the Company's common stock held by EMIIC.

(5) Includes 2,771,012 shares of common stock beneficially held by EMIIC. See Note (2) above. Mr. Quinn has the right to acquire 83,130 shares of the Company's common stock from EMIIC. Except with respect to the shares subject to his purchase rights, Mr. Quinn disclaims beneficial ownership of any of the shares of the Company's common stock held by EMIIC.

(6) See Notes (2), (4) and (5) above. The 2,771,012 shares held by EMIIC which are also included in the beneficial holdings of Messrs. Quinn and Greaves are counted only once in the number of shares held by all directors and executive officers as a group.

     The Company signed a Shareholders' Agreement on July 31, 2000 with Erin Mills International Investment Corporation (its majority stockholder) ("Erin Mills") and its continuing directors and executive officers (together with Erin Mills, the "Stockholders"), pursuant to which the Stockholders agreed not to tender their shares in the Offer. The Agreement also provides that the Company shall have a right of first refusal with respect to shares of Company stock proposed to be sold by any of the Stockholders and if the Company does not exercise such right, the other Stockholders shall be given the right to purchase such shares. To the extent the Stockholders do not exercise their purchase options as described above, they have the right to participate in such sale of shares on the same terms as the proposed sale. If any of the Stockholders brings an action to dissolve the Company, the Company has the option to purchase the shares of such Stockholder at fair market value, as determined by the Company. If the Company does not exercise its option, the other Stockholders shall have the option to purchase such shares on the same terms and price as applicable to the Company. In addition, the Shareholders' Agreement provides that the Board will consist of five directors, with two nominated by Erin Mills, one nominated by Company management and two unaffiliated directors selected by agreement of the other directors.

     Except for outstanding options to purchase shares granted from time to time to certain employees (including executive officers) of the Company and to outside directors pursuant to the Company's stock option plans and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

 8. FEDERAL INCOME TAX CONSEQUENCES.

     In General. The following summary is a general discussion of the material United States federal income tax consequences relating to the Offer. This summary does not discuss any aspects of state, local, foreign or other tax laws. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, or stockholders holding the Shares as part of a hedge or hedging transaction or as a position in a straddle for tax purposes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the tax matters discussed below. Accordingly, each stockholder should consult his or her own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

     Characterization of the Sale. A sale of Shares by a stockholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a stockholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) if the receipt of cash upon such sale
(i) results in a "complete termination" of the stockholder's interest in the Company or (ii) is "not essentially equivalent to a dividend" with respect to the stockholder. Stockholders are encouraged to discuss the application of these tests (the "Section 302 Tests") to their own tax situation with their personal tax advisor.

     If either of the Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long term capital gain or loss if the Shares have been held for more than one year.

     If neither of the Section 302 Tests is satisfied and the Company has sufficient current and accumulated earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction) the tendering stockholder's basis in the Shares sold pursuant to the Offer will be added to such stockholder's basis in its remaining Shares, if any. Although complete assurance cannot be given that either of the Section 302 Tests will be satisfied as to any particular stockholder, and thus a particular stockholder could be treated as having received a dividend taxable as ordinary income, the IRS has held that a non-pro rata redemption of the stock of a stockholder of less than one percent of the stock of a widely held corporation qualified for sale or exchange treatment, resulting in capital gain or loss treatment for most stockholders. If the sale of Shares is not treated as a sale or exchange for federal income tax purposes as to a particular stockholder, any cash received for Shares pursuant to the Offer would be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, and any cash distributed in excess of the Company's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the stockholder's basis for such stockholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such basis.

     Constructive Ownership of Stock. In determining whether either of the
Section 302 Tests is satisfied, stockholders must take into account not only the Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, and Shares which the stockholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether either of the Section 302 Tests has been satisfied.

     Corporate Stockholder Dividend Treatment. Under current law, if a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to a portion of the dividend, subject to applicable limitations. A corporate stockholder that is not affiliated with a Non-Tendering Stockholder should be subject to sale or exchange treatment unless that stockholder does not hold its Shares as capital assets within the meaning of Section 1221. Therefore, where the corporate stockholder qualifies for sale or exchange treatment under the
Section 302 Tests, the dividend received deduction will not be available.

     However, any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend will likely constitute an "extraordinary dividend" under the Code. A corporate stockholder receiving an "extraordinary dividend" would be required to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a dividend deduction is allowed), and, if such portion exceeds the stockholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs.

     Foreign Stockholders. A foreign stockholder will be subject to withholding of federal tax at a rate of 30 percent unless the Company (or applicable withholding agent) determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States.

     A foreign stockholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the stockholder satisfied one of the Section 302 Tests for sale or exchange treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     Federal Backup Withholding. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the offer, each stockholder must notify the Depositary of such stockholder's correct taxpayer identification number and provide certain other information by properly completing the substitute Form W-9 included in the letter of transmittal. Foreign stockholders may be required to submit a properly completed Form W-8, certifying non-United States status, in order to avoid backup withholding. In addition, foreign stockholders may be subject to 30% (or lower treaty rate) withholding on gross payments received pursuant to the Offer. Each stockholder is urged to consult with his or her own tax advisor.

     Certain Qualified Pension and Profit-Sharing Plans and Other Tax-Exempt Organizations. A qualified pension or profit-sharing plan or other tax-exempt organization under Section 501(c)(3) of the Code should not have to treat the Company's payments pursuant to the Offer as unrelated business taxable income if such organization holds its Shares as capital assets.

     The impact of pending and future budget and tax legislation on the United States federal tax system, including possible effects on taxation of the Offer, is uncertain. Stockholders are advised to consult their own tax advisors as to these matters.

     The tax discussion set forth above is included for general information only. The tax consequences of a sale pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the tendering stockholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. Stockholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences of sales made by them pursuant to the Offer, the effect of the stock ownership attribution rules mentioned above and the effect of tax legislative proposals.

                                   THE OFFER

 1. NUMBER OF SHARES; EXPIRATION DATE.

     Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 1,612,166 Shares that are validly tendered by stockholders other than Non-Tendering Stockholders on or prior to the Expiration Date (and not properly withdrawn in accordance with "The Offer -- Section 3. Withdrawal Rights") at the Purchase Price. The later of 5:00 p.m., Eastern time, on Friday, September 15, 2000, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." The Offer is not conditioned on any minimum number of Shares being tendered.

     If (i) the Company increases or decreases the price to be paid for Shares or increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given to stockholders in the manner described in "The Offer -- Section 6. Extension of Tender Period; Termination; Amendments" the Offer will be extended at least until the expiration of ten business days from the date of publication of such notice.

     The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend, amend or terminate the period of time during which the Offer is open by making a public announcement thereof. See "The Offer -- Section 6. Extension of Tender Period; Termination; Amendments."

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

 2. PROCEDURE FOR TENDERING SHARES.

     Proper Tender of Shares. To tender Shares validly pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the U.S. Stock Transfer Corporation (the "Depositary") at its address set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at such address or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees and Method of Delivery. Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 2, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) Shares are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signatures on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or photocopy thereof) together with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., Eastern time, on the third business day after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     FEDERAL BACKUP WITHHOLDING. TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO
THE OFFER, EACH STOCKHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. NON-CORPORATE FOREIGN STOCKHOLDERS MAY BE REQUIRED TO SUBMIT A PROPERLY COMPLETED FORM W-8,

CERTIFYING NON-UNITED STATES STATUS, IN ORDER TO AVOID BACKUP WITHHOLDING. IN ADDITION, FOREIGN STOCKHOLDERS MAY BE SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

     Determinations of Validity. All questions as to the number of Shares to be accepted, the Purchase Price, the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of, or payment for, Shares that may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity with respect to any tender of Shares or any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Depositary or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

 3. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 28, 2000, unless previously accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     To be effective, a notice of withdrawal must be in written or facsimile transmission form and must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) prior to the release of such Shares. In addition, such notice must also specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Stockholders who tendered Shares through a broker or bank should provide instructions to the broker or bank to arrange for a withdrawal. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "The
Offer -- Section 2. Procedure for Tendering Shares" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

 4. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will accept for payment and will pay the Purchase Price for any and all Shares validly tendered and not properly withdrawn in accordance with "The Offer -- Section 3. Withdrawal Rights." Thereafter, payment for all Shares accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal or photocopy thereof, and any other required documents.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the applicable Expiration Date and not withdrawn only when, as and if it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     The Company reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares. If the Company is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer (subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in "The Offer -- Section 3. Withdrawal Rights."

     If the Company does not purchase Shares pursuant to the Offer for any reason, certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering stockholder.

     The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

     The Company may be required to withhold and remit to the IRS 31% of the gross proceeds paid to any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal. See "Special Factors -- Section 8. Federal Income Tax Consequences."

 5. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, or the purchase of and payment for Shares tendered, if at any time on or after August 3, 2000, any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company) and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges or seeks to challenge the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or materially impair the contemplated benefits of the Offer to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company, by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares,
     (iii) imposes or seeks to impose limitations on the ability of the Company to acquire or hold or to exercise full rights of ownership of the Shares,
     (iv) materially impair the contemplated benefits of the Offer to the Company or (v) materially affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of the business of the Company;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

          (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by a person other than the Company or shall have been publicly disclosed, or the Company shall have learned that any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares;

          (e) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, condition (financial or other), assets, income, operations, stock ownership or prospects of the Company, taken as a whole which does or may materially impair the contemplated benefits of the Offer; or

          (f) the Company shall not have met the conditions set forth in the commitment letter that the Company has received from Comerica
     Bank -- California or is unable to secure the required funding for any reason.

     Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

 6. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, in its sole discretion and at any time or from time to time, and regardless of whether or not any of the events set forth in "The Offer -- Section 5. Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "The Offer -- Section 3. Withdrawal Rights." The Company also expressly reserves the right, in its sole discretion and regardless of whether or not any of the events set forth in "The
Offer -- Section 5. Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, (i) to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or (ii) to postpone purchase of or payment for Shares. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which require that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in "The Offer -- Section 5. Certain Conditions of the Offer" shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(3) under the Exchange Act.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act which requires the Offer to continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or (b) increase or decrease the number of Shares it seeks.

 7. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed on the NASDAQ SmallCap Market under the symbol "MVAC." The following table sets forth the high and low per Share sales prices as reported by NASDAQ for the periods indicated.

                                               HIGH      LOW
                                               -----    -----
1998:
  1st Quarter................................  $2.56    $1.75
  2nd Quarter................................   2.00     1.06
  3rd Quarter................................   1.06     0.81
  4th Quarter................................   1.00     0.65
1999:
  1st Quarter................................   2.13     0.94
  2nd Quarter................................   2.63     1.81
  3rd Quarter................................   3.38     1.75
  4th Quarter................................   3.00     2.69
2000:
  1st Quarter................................   4.63     2.88
  2nd Quarter................................   3.35     1.53

     As of the close of business on August 2, 2000, the last full trading day before the commencement of the Offer, the closing sales price of the Shares as reported on the NASDAQ SmallCap Market was $2.81 per Share. As explained in "Special Factors -- Section 3. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," the Shares will be delisted from the NASDAQ SmallCap Market shortly after the Company files the certification to deregister its common stock with the Commission. After that time, it may be more difficult to obtain accurate market quotations for the Shares. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DELISTING OCCURS.

     The Company has never declared or paid dividends on its common stock.

 8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company designs, develops, assembles, markets and sells cleaning and fluid management systems primarily for the automotive and diesel engine after-market repair and service industry. The Company was incorporated in the State of Delaware on June 19, 1992 as CarbonClean Corporation. In 1992, the Company acquired certain assets from, and licensed certain rights of, Enviromotive, Inc. ("EMI"). In March 1993, CarbonClean Corporation changed its name to MotorVac Technologies, Inc. Effective as of December 31, 1995, the Company purchased all of the rights that it was licensing from EMI. On April 25, 1996, the Company filed a Registration Statement on Form SB-2 with the Commission to effect the initial public offering of its common stock. The Company's principal executive offices are located at 1431 S. Village Way, Santa Ana, CA 92705, and its telephone number is (714) 558-4822.

     The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers and directors of the Company are set forth in Schedule I of this Offer.

     SUMMARY FINANCIAL INFORMATION. The audited financial statements for the Company for the fiscal years ended December 31, 1999 and December 31, 1998 are incorporated herein by reference from the Company reports on Form 10-KSB for those years. The unaudited financial statements for the three months ended March 31, 2000 and 1999 are incorporated herein by reference from the Company reports on Form 10-QSB for those periods. These reports may be inspected and copies may be obtained from the Commission in the manner set forth in "The Offer -- Section
13. Miscellaneous." The following table summarizes certain financial information derived from those financial statements. Such information should be read in conjunction with those financial statements and notes thereto.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

                                            YEAR ENDED DECEMBER 31,      QUARTER ENDED MARCH 31,
                                           --------------------------    ------------------------
                                              1999           1998           2000          1999
                                           -----------    -----------    ----------    ----------
INCOME STATEMENT DATA
Net Sales................................  $15,126,288    $10,017,020    $3,711,938    $4,053,750
Net Income (loss)........................    1,399,631       (385,467)      312,728       283,870
Earnings (loss) Per Common Share (basic
  and diluted)...........................  $      0.31    $     (0.09)   $     0.07    $     0.06
Weighted Average Shares Outstanding
  (basic)................................    4,497,248      4,503,285     4,528,958     4,464,918
Weighted Average Shares Outstanding
  (diluted)..............................    4,568,865      4,503,285     4,695,082     4,473,869
Ratio of earnings to fixed charges(1)....         7.15             --          5.41          5.77

BALANCE SHEET AND OTHER DATA
Working Capital..........................                                $5,348,421
Total Assets.............................                                 7,353,661
Long-term debt...........................                                        --
Stockholders' equity.....................                                 6,181,709
Dividends per share......................                                        --
Book value per common share..............                                $     1.36

---------------

(1) The ratio of earnings to fixed charges was computed by dividing the sum of
    (i) income from operations before taxes, (ii) interest expense and (iii) fixed lease charges by the sum of (i) interest expense and (ii) fixed lease charges.

     UNAUDITED PRO FORMA FINANCIAL INFORMATION. The following unaudited pro forma condensed financial information gives effect to the purchase of Shares pursuant to the Offer, and the payment of related taxes, fees and expenses, based on the assumptions described in the "Notes to Summary Unaudited Consolidated and Condensed Pro Forma Financial Information" below, as if such transactions had occurred on the first day of the periods presented, with respect to operating statement data, and as of March 31, 2000, with respect to balance sheet data. The unaudited pro forma condensed financial information does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the Shares pursuant to the Offer, and the payment of related taxes, fees and expenses, had been completed at the dates indicated.

                          SUMMARY UNAUDITED CONDENSED
                        PRO FORMA FINANCIAL INFORMATION

                                        FISCAL YEAR ENDED DECEMBER 31, 1999                 QUARTER ENDED MARCH 31, 2000
                                    --------------------------------------------   ----------------------------------------------
                                                   PRO FORMA                                       PRO FORMA
                                                    ADJUST-                                         ADJUST-
                                    HISTORICAL       MENTS            PRO FORMA     HISTORICAL       MENTS            PRO FORMA
                                    -----------   -----------        -----------   ------------   -----------        ------------
INCOME STATEMENTS
Net sales.........................  $15,126,288                      $15,126,288   $  3,711,938                      $  3,711,938
Cost of Sales.....................    8,910,587                        8,910,587      2,079,616                         2,079,616
                                    -----------                      -----------   ------------                      ------------
Gross Margin......................    6,215,701                        6,215,701      1,632,322                         1,632,322
Operating Expenses................    4,862,574                        4,862,574      1,341,032                         1,341,032
                                    -----------   -----------        -----------   ------------   -----------        ------------
Income from operations............    1,353,127                        1,353,127        291,290                           291,290
Interest income (expense), net....       84,504      (545,502)(d)(e)    (460,998)        28,438      (136,375)(d)(e)     (107,937)
                                    -----------   -----------        -----------   ------------   -----------        ------------
Income (loss) before tax..........    1,437,631      (545,502)           892,129        319,728      (136,375)            183,353
Income tax provision (benefit)....       38,000       (14,728)(f)         23,272          7,000        (3,000)(f)           4,000
                                    -----------   -----------        -----------   ------------   -----------        ------------
Net income (loss).................  $ 1,399,631      (530,774)(i)    $   868,857   $    312,728      (133,375)       $    179,353
                                    ===========   ===========        ===========   ============   ===========        ============
Earnings per share (basic)........  $      0.31                      $      0.30   $       0.07                      $       0.06
Earnings per share (diluted)......  $      0.31                      $      0.29   $       0.07                      $       0.06
Shares outstanding -- basic.......    4,497,248    (1,592,483)(g)      2,904,765      4,528,958    (1,592,483)(a)       2,936,475
Shares outstanding -- diluted.....    4,568,865    (1,592,483)(g)      2,976,382      4,695,082    (1,592,483)          3,102,599
Ratio of earnings to fixed
  charges(h)......................         7.51                                            5.41

                                        FISCAL YEAR ENDED DECEMBER 31, 1999                 QUARTER ENDED MARCH 31, 2000
                                    --------------------------------------------   ----------------------------------------------
                                                   PRO FORMA                                       PRO FORMA
                                                    ADJUST-                                         ADJUST-
                                    HISTORICAL       MENTS            PRO FORMA     HISTORICAL       MENTS            PRO FORMA
                                    -----------   -----------        -----------   ------------   -----------        ------------
BALANCE SHEET DATA
ASSETS
Cash and cash equivalents.........                                                 $  2,191,646      (457,982)(c)    $  1,733,664
Accounts receivable -- net........                                                    1,789,594                         1,789,594
Inventories.......................                                                    2,198,475                         2,198,475
Other current assets..............                                                      340,658            --             340,658
                                                                                   ------------   -----------        ------------
        Total current assets......                                                    6,520,373      (457,982)          6,062,391
Property and equipment -- net.....                                                      260,069                           260,069
Trademarks and patents -- net.....                                                      335,096                           335,096
Marketing rights -- net...........                                                      180,000                           180,000
Deferred financing costs..........                                                           --       175,000(c)(e)       175,000
Other assets......................                                                       58,123                            58,123
                                                                                   ------------   -----------        ------------
        Total assets..............                                                 $  7,353,661      (282,982)       $  7,070,679
                                                                                   ============   ===========        ============
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Accounts payable and other current
  liabilities.....................                                                 $  1,171,952                      $  1,171,952
Revolving bank note...............                                                                  2,000,000(c)        2,000,000
Current portion of term loan......                                                                  1,166,667(c)        1,166,667
Short-term note payable...........                                                           --            --                  --
                                                                                   ------------   -----------        ------------
        Total current
          liabilities.............                                                    1,171,952     3,166,667           4,338,619
Long term note payable............                                                           --     2,333,333(c)        2,333,333
                                                                                   ------------   -----------        ------------
        Total liabilities.........                                                    1,171,952     5,500,000           6,671,952
STOCKHOLDERS' EQUITY
Common stock......................                                                       45,290       (16,122)(a)          29,168
Additional paid-in capital........                                                   16,556,221    (5,766,860)(a)(b)   10,789,361
Employee stock loans..............                                                      (84,420)                          (84,420)
Accumulated deficit...............                                                  (10,335,382)           --         (10,335,382)
                                                                                   ------------   -----------        ------------
        Total stockholders'
          equity..................                                                    6,181,709    (5,782,982)            398,727
                                                                                   ------------   -----------        ------------
                                                                                      7,353,661      (282,982)          7,070,679
                                                                                   ============   ===========        ============
Working capital...................                                                 $  5,348,421                      $  1,723,772
Book value per common share.......                                                 $       1.36                      $       0.14

                           NOTES TO SUMMARY UNAUDITED
                        PRO FORMA FINANCIAL INFORMATION

     The following assumptions were made in presenting the summary unaudited pro forma financial information:

     (a) Assumes that 1,612,166 shares are repurchased at $3.50 per share.

     (b) Costs directly related to the Offer are assumed to be $168,000, and are included in the costs of repurchased shares.

     (c) Assumes the $5,642,582 stock purchase costs and related transaction costs of $343,000 (including $168,000 of Offer costs and $175,000 of finance costs net of $27,600 of proceeds from exercise of 17,000 stock options) will be financed with proceeds from a $2,000,000 revolving bank line of credit and a $3,500,000 bank term loan, and $457,982 of cash.

     (d) Interest expense on the $3,500,000 bank term loan is calculated based on a committed rate of 9.5% and an average outstanding balance of $2,916,667; interest expense on the revolving loan is calculated based on an assumed rate of 9.25%, and an outstanding balance of $2,000,000. Aggregate interest expense of $487,169 includes $25,086 for interest income forfeited due to use of $457,982 of cash to finance the purchase of shares assuming interest income would have been earned at a rate of 5.48%.

     (e) Assumes deferred finance costs, estimated at $175,000, are amortized over 3 years, the term of the loans.

     (f) The assumed income tax rate applicable to pro forma adjustments was consistent with the rate for each of the respective historical periods.

     (g) Pro forma basic earnings per share are based on the weighted average number of shares of common stock outstanding during each period, decreased by the 1,612,166 shares assumed purchased net of 17,000 shares issued for assumed exercise of stock options. Pro forma diluted earnings per share are based on the weighted average number of shares of common stock outstanding during each period, adjusted for the dilutive effect of shares issuable under outstanding stock options and decreased by the 1,612,166 shares assumed purchased net of 17,000 shares issued for assumed exercise of stock options.

     (h) The pro forma ratio of earnings to fixed charges was computed by dividing the sum of (i) income from continuing operations before taxes,
         (ii) interest expense and (iii) fixed lease charges by the sum of (i) interest expense and (ii) fixed lease charges.

     (i) The pro forma net income (loss) does not reflect a stock option repricing approved by the Board to be effected concurrent with the tender offer. The Company will account for repriced stock awards as variable awards from the date the awards are repriced to their execution, cancellation, or forfeiture.

 9. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases all Shares tendered by stockholders other than Non-Tendering Stockholders pursuant to the Offer at the Purchase Price, the total amount required by the Company to purchase such Shares will be approximately $5,957,982, including fees and other expenses.

     On July 25, 2000, the Company executed a commitment letter (the "Letter") with Comerica Bank -- California ("Comerica") whereby Comerica committed to loan the Company $5,500,000 in the form of a revolving commercial line of $2,000,000 for working capital and general corporate purposes which the Company intends to apply toward funding the Offer and a term loan of up to $3,500,000 to finance the purchase of Shares pursuant to the Offer. The Letter sets forth the following items:

     Interest Rates. With respect to the revolving commercial line, the Company may choose either a variable annual interest rate which is equal to the sum of Comerica's base rate which as of July 21, 2000 is 9.5%, minus 0.25%, or a fixed annual interest rate which is equal to the sum of LIBOR which as of July 21, 2000 is 6.62%, plus 2.5%. With respect to the term loan, the Company may choose either a variable annual interest rate which is equal to Comerica's base rate of 9.5%, or a fixed annual interest rate which is equal to the sum of Comerica's cost of funds, which as of July 21, 2000 is 6.9%, plus 2.5%.

     Conditions Under the Letter. Comerica will have a first position priority lien on the Company's accounts receivable, inventory, machines and equipment, and patents and trademarks. Comerica will also require the Company to establish a cash collateral account. To the extent that Comerica deems the Company's accounts receivable and inventory inadequate to secure its loan, the Company is required to maintain 50% of any shortfall in the cash collateral account. An amount of $0.50 for every dollar of pledged cash will be released to the Company for every dollar reduction to the collateral shortfall.

     The Company must provide annual audited and quarterly unaudited financial statements to Comerica and must meet specified financial covenants as measured on a quarterly basis for maximum debt to tangible net worth, minimum tangible net worth, minimum quick ratio and minimum cash flow coverage ratio. The Company will also be subject to standard negative covenants, including restrictions on liens, encumbrances, loan advances, guarantees and investments; restrictions on asset dispositions, property transfers and lease-backs; and restrictions on mergers and consolidations, as well as standard covenants relating to pension funding, misrepresentations and margin stock.

     Other lending institutions have indicated interest in funding the Offer if Comerica does not complete the transaction. However, the Company has not secured any commitments from such other institutions and there can be no assurance that the Company would be successful in securing other funding. The Company is prepared to fund up to $457,982 of the required amount to complete the Offer from its general corporate funds.

     The Company intends to repay borrowed funds with funds generated in the ordinary course of business.

10. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; TERMINATION OF REGISTRATION UNDER THE
     EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and will reduce the number of stockholders. The Company has filed the appropriate paperwork with the Commission in order to terminate registration of the Shares under the Exchange Act. The termination of the registration of the Shares under the Exchange Act will substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with stockholders meetings, and the filing of annual and quarterly reports, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. Shortly after the Company's filing with the Commission to terminate registration, NASDAQ will take steps to delist the Shares from its SmallCap Market. After the Shares are delisted, they may only be traded in the "Pink Sheets," where trading is limited and sporadic.

     The Company will retire Shares that it acquires pursuant to the Offer.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; NO APPRAISAL RIGHTS.

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See "The Offer -- Section 5. Certain Conditions of the Offer."

12. FEES AND EXPENSES; PERSONS RETAINED AND COMPENSATED.

     The Company has retained the U.S. Stock Transfer Corporation to act as Depositary. The Company may retain an Information Agent to contact stockholders by mail, telephone, facsimile transmission and personal interviews and to request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary will receive reasonable and customary compensation for its services as such, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Depositary has not been retained to make solicitations or recommendations in connection with the Offer.

     The Company has retained FMV Opinions, Inc. to provide an appraisal of the price at which the Shares will be purchased and to render an opinion on the fairness of the transaction from a financial point of view. The Company has agreed to pay FMV Opinions, Inc. a fee of $42,000 plus reasonable out-of-pocket expenses for these services.

     The Company has retained Andover Associates, L.L.C., to render various investment banking, funding and advisory services to the Company. The Company will pay Andover Associates, L.L.C. a fee of $150,000.

     Certain directors or executive officers of the Company may, from time to time, contact stockholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any stockholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director or executive officer for these services.

     The Company will not pay any solicitation fees or commissions to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will, however, reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

     The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal or where brokers charge fees to beneficial owners for whom they hold Shares.

     Fees and expenses to be incurred by the Company in connection with the Offer, are estimated as follows:

Financial Advisory and Appraisal Fees.....................  $200,000
Accounting Fees...........................................    23,000
Legal Fees................................................    81,500
Banking Fees..............................................    20,000
Printing..................................................     6,000
Stock Transfer Expenses...................................     4,500
Filing Fees...............................................     2,000
Miscellaneous.............................................     6,000
                                                            --------
          Total...........................................  $343,000
                                                            ========

13. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission a Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, as is set forth below.

     Such reports, as well as other information concerning the Company that is filed with the Commission, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Company's Schedule TO may not be available at the Commission's regional offices.

     No person has been authorized to give any information or make any representation on behalf of the Company in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, such information or representation must not be relied upon as having been authorized by the Company.

                                          MOTORVAC TECHNOLOGIES, INC.

August 3, 2000

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

                                                                                                DIRECTOR
                NAME                   AGE                PRINCIPAL OCCUPATION                   SINCE
                ----                   ---                --------------------                  --------
Grant Ferrier(1)(3)..................  38    President, Environmental Business                    1998
                                             International, Inc.
Stephen L. Greaves(2)................  41    President and General Manager, Erin Mills            1994
                                             International Investment Corporation
Lee W. Melody........................  58    President and Chief Executive Officer, MotorVac      1995
                                             Technologies, Inc.
Ronald J. Monark(1)(2)(3)............  61    Consultant                                           1997
Gerald C. Quinn(1)(3)................  51    President, The Erin Mills Investment                 1992
                                             Corporation
A. J. "Rudy" Wolf....................  58    Group Publisher, Cygnus Business Media               1999

     Mr. Ferrier has been President and Chief Executive Officer of Environmental Business International, Inc., a business research, management consulting and publishing company serving the environmental industry, since 1988. Mr. Ferrier also serves as Chief Executive Officer of Nutrition Business International LLC. Mr. Ferrier holds B.S. degrees in mechanical engineering, and conservation and resource studies from the University of California, Berkeley. Mr. Ferrier is a citizen of the United States and his business address is 4452 Park Boulevard, Suite 306, San Diego, California 92116.

     Mr. Greaves has served as General Manager and a director of Erin Mills International Investment Corporation, a venture capital firm, since 1993, and was appointed President in 1997. From 1985 through 1991, Mr. Greaves held key marketing positions with ESSO, Standard Oil's regional office in Barbados. From 1992 to 1993, he was a self-employed marketing consultant. Mr. Greaves is also a director of HighwayMaster Communications, Inc., and several private companies. Mr. Greaves holds a B.A. in Economics from the University of Western Ontario, London, Canada, and an MBA in Marketing/Finance from Concordia University, Montreal, Canada. Mr. Greaves is a citizen of Barbados and his business address is Radley Court, Suite 200, St. Michael, Barbados, W.I.

     Mr. Melody joined the Company in 1994 as Vice President -- Marketing, assumed the position of Chief Operating Officer later that year, was appointed President in 1995, and was appointed Chief Executive Officer in 1997. From 1993 to 1994, Mr. Melody was a principal in an automotive after-market franchise, and from 1991 to 1993 Mr. Melody was President and CEO of McGuire Nicholas, a consumer goods product company. Mr. Melody served in the U.S. Navy Submarine Service from 1960 to 1966 and graduated from the Executive Program of the UCLA Graduate School of Management in 1989. Mr. Melody is a citizen of the United States and his business address is 1431 S. Village Way, Santa Ana, California 92705.

     Mr. Monark, Chairman of the Board, is owner of Monark Group, an independent consulting firm. In 1997 and 1998, Mr. Monark served on the Managing Committee of Mitchell Repair Information Company LLC, a company jointly-owned by Snap-on, Inc. and The Thomson Corporation. Mr. Monark was President and Chief Executive Officer of Mitchell Repair Information Company throughout 1997. From 1989 to 1996, Mr. Monark was President and Chief Executive Officer of Mitchell International, an automotive information company. Prior to 1989, Mr. Monark's assignments included a five-year term as a consultant with McKinsey & Company. Mr. Monark graduated Phi Beta Kappa from the College of William and Mary in Williamsburg, Virginia, and holds an MBA from the University of Chicago. Mr. Monark is a citizen of the United States and his business address is 442 Loma Larga Drive, Solana Beach, California 92075.

     Mr. Quinn has been President of The Erin Mills Investment Corporation, a venture capital firm, and Executive Vice President of The Erin Mills Development Corporation, a land development company, since 1989. Mr. Quinn is also a director of Erin Mills International Investment Corporation, Synsorb Biotech, Inc., a biotechnology research and development company, and eTrack Communications, Inc., a manufacturer and distributor of cellular truck tracking systems. Mr. Quinn is a Chartered Accountant and has a Bachelor of Science in Chemistry. Mr. Quinn is a citizen of Canada and his business address is 7501 Keele Street, Suite 500, Concord, Ontario, Canada L4K 1Y2.

     Mr. Wolf was founder and President of Professional Tool & Equipment News Publishing, Inc., a group of three leading automotive and truck business-to-business magazines, from 1990 until its sale to Cygnus Business Media in 1999. He now serves as group publisher with Cygnus. Mr. Wolf previously served as publisher of Tire Review and Heavy Duty Marketing Magazine before starting his own independent representation firm in 1985, where he represented eleven national magazines, including Motor Magazine, Modern Tire Dealer, Jobber Retailer, Sportscar and SEMA News. Mr. Wolf has a degree in marketing from Fairleigh Dickenson University in Teaneck, New Jersey. Mr. Wolf is a citizen of the United States and his business address is 25401 Cabot Road, Suite 209, Laguna Hills, California 92653.

EXECUTIVE OFFICERS

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Lee W. Melody........................  58     President and Chief Executive Officer
Michael G. Arkell....................  53     Senior Vice President -- Sales
David P. Nelson......................  59     Vice President of Finance, Chief Financial Officer,
                                              Treasurer and Secretary
John A. Rome.........................  61     Vice President -- Operations
Romy E. Laxamana.....................  37     Vice President -- International Sales

     Information regarding Mr. Melody's business experience is set forth under "Directors."

     Mr. Arkell joined the Company in 1995 and was appointed Senior Vice President of Sales in 1999. Mr. Arkell has over 25 years of management experience in sales and marketing in the automotive, heavy duty and industrial industries. From 1989 through 1995, Mr. Arkell was Director, Domestic Sales for Korody-Colyer, a manufacturer and remanufacturer of diesel internal engine parts. Mr. Arkell holds a Bachelor of Science in Business Administration from the University of Washington. Mr. Arkell is a citizen of the United States.

     Mr. Nelson has served as Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company since 1997. From 1990 to 1997, Mr. Nelson served as Vice President of Finance of Geodynamics Corp., a publicly-traded aerospace company which was acquired by Logicon Inc. in 1996. Mr. Nelson holds a B.A. and M.A. degree in Economics from U.C.L.A. Mr. Nelson is a citizen of the United States.

     Mr. Rome joined the Company in 1995 as Vice President of Operations. From 1993 to 1995, Mr. Rome was an author of technical, operational and instructional manuals, which are currently being implemented at the Company. From 1992 to 1993, he served as the Manager of Operations for Sierracin/Harrison, a manufacturer of aerospace fasteners. From 1990 through 1992, Mr. Rome was Vice President of Operations and Director of Quality Assurance for Robertshaw Controls Company, a manufacturer of thermostats and gas valves for the heating and air conditioning industries. Mr. Rome holds a Bachelor of Science degree in Mechanical Engineering from Barrow-In-Furness of Cumbria, England. Mr. Rome is a citizen of England.

     Mr. Laxamana joined the Company in 1997 as Director of Marketing and was appointed Vice-President of International Sales in 1998. Mr. Laxamana has over 16 years sales and marketing experience in the automotive, heavy duty and industrial markets. From 1994 to 1996, Mr. Laxamana was Sales and Marketing Director for Fron Corporation, an engine parts manufacturer. Prior to that, he had various sales and marketing management responsibilities for Korody-Colyer, a diesel engine parts manufacturer, and for Beck/Amley Worldparts, an automotive parts manufacturer and distributor. Mr. Laxamana holds a Mechanical Engineering degree from the University of the Philippines and a Business Management degree from University of Phoenix. Mr. Laxamana is a citizen of the United States.

     The business address of the officers listed above is 1431 S. Village Way, Santa Ana, California 92705.

     Unless otherwise indicated, no person listed above has been convicted in a criminal proceeding or been party to a proceeding related to the state or federal securities laws of the United States.

                                                                       EXHIBIT A

                                FAIRNESS OPINION

August 1, 2000

The Board of Directors of
MotorVac Technologies, Inc.
c/o Mr. Ron Monark, Chairman
MotorVac Technologies, Inc.
1431 S. Village Way
Santa Ana, CA 92705

Dear Board of Directors:

     On behalf of the tendering shareholders, you have requested our opinion ("Opinion") as to the fairness, from a financial point of view, of a proposed tender offer (the "Offer") by MotorVac Technologies, Inc. (the "Company") in which the Company will offer to purchase up to 1,612,166 shares of common stock, par value $0.01 per share (the "Shares") that are not owned by Erin Mills International Investment Corporation or any of its directors or executive officers, at $3.50 per Share (the "Purchase Price"). The purpose of the Offer is to allow those stockholders desiring to receive cash for all or a portion of their Shares an opportunity to do so at a premium over the recent trading prices for the Shares. The Company will use available cash and debt from various entities to fund the Offer. The Offer is contingent upon the Company obtaining this financing.

     Registration of the Shares under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") will be terminated upon application by the Company to the Securities and Exchange Commission (the "Commission"). Since the Company meets the requirements of the Exchange Act for deregistration, the Company will file the appropriate paperwork with the Commission to deregister the Shares under the Exchange Act. The Company will be delisted by NASDAQ shortly after filing for deregistration with the Commission. After delisting by NASDAQ, the Shares may only be quoted on the "Pink Sheets," an over-the-counter quotation system.

     FMV has conducted investigations and analyses which it considers necessary in order to render the Opinion. In arriving at the Opinion, we have, among other things:

      1. reviewed the Company's annual reports on Form 10-KSB for its fiscal years ended December 31, 1999, 1998, 1997 and 1996 including the audited financial statements included therein, and the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 through 2000 including the unaudited financial statements included therein;

      2. reviewed certain internal financial and operating information for activity occurring after March 31, 2000 relating to the Company, prepared and furnished to FMV by the Company's management;

      3. reviewed financial forecasts prepared by the Company's management, updated as of June 9, 2000, for the Company for a five year period ending December 31, 2004;

      4. participated in discussions with the Company's management concerning the operations, business strategy, current financial performance and prospects for the Company;

      5. discussed with the Company's management its view of the strategic rationale for the Offer;

      6. reviewed the recent reported closing prices and trading activity for MotorVac common stock;

      7. compared certain aspects of the Company's financial performance with public companies deemed comparable;

      8. reviewed recent equity research analyst reports covering the Company;

      9. discussed the terms of the Offer with the Company, and its respective financial and legal advisors;

     10. visited the Company's facilities in Santa Ana, California and, during the course of these visits, inspected the operations of the Company;

     11. examined indications of costs of equity and weighted average cost of invested capital derived from the publicly traded comparable companies, the CAPM Model, modified for firm size and based upon the betas of the comparable public companies, a Build-Up Method, and data provided by Ibbotson's Associates for cost of capital indications; and

     12. conducted other financial studies, analyses and investigations as FMV deemed appropriate for purposes of its opinion.

     In connection with rendering our Opinion, we also have reviewed a number of documents regarding the Company and the Offer, including, but not limited to:

     13. the Company's Registration Statement on Form SB-2 dated April 25, 1996, as amended;

     14. the Company's Amended and Restated Certificate of Incorporation;

     15. the Company's Third Amended and Restated Bylaws, as amended;

     16. 1996 Stock Incentive Award Plan of the Company and amendment;

     17. Form of 1996 Director Nonqualified Stock Option Agreement and amendment;

     18. Form of 1996 Employee Nonqualified Stock Option Agreement and amendment;

     19. 1996 Director Stock Plan of Registrant and amendment;

     20. 1998 Employee Stock Purchase Plan and related offering document;

     21. 1998 Stock Compensation Plan;

     22. Supplier Purchase Agreement dated April 10, 1995, by and between the Company and Snap-On Incorporated;

     23. Exclusive Distribution Agreement dated April 10, 1995, by and between the Registrant and Snap-On Incorporation; and

     24. Employment agreements by and between the Company and Romy E. Laxamana, Lee William Melody, David P. Nelson, John A. Rome, and Terry Struckmeyer.

     In preparing this opinion, we assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and did not assume any responsibility for independently verifying that information nor did we undertake an independent evaluation or appraisal of any of the Company's assets or liabilities, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecast information furnished to or discussed with us by the Company, we assumed that it had been reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the Company's expected future financial performance. Our opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the information made available to us as of August 1, 2000.

     It is understood that this Opinion does not consider any future changes to such conditions that may occur following the date of the Opinion, which may affect the Company's ability to pursue its financial and strategic objectives. This Opinion does not address the valuation or performance of the Company after completion of the Offer, or the adequacy of the Company's capital to achieve its plans and goals.

     We have acted as a financial advisor to the Company in connection with the Offer and will receive a fee for our service that is not contingent upon the outcome of our service or our Opinion. We have not been asked to solicit, nor have we solicited, any persons to invest in the Company through the Offer or other methods. Our fee is not contingent upon completion of the Offer.

     On the basis of the foregoing and other factors we consider relevant, as of the date hereof, it is our opinion that the Purchase Price is fair, from a financial point of view, to the tendering shareholders. We express no Opinion, however, as to the fairness of the Purchase Price to any other party.

                                          Very truly yours,

                                          FMV OPINIONS, INC.

                          MOTORVAC TECHNOLOGIES, INC.
                              1431 S. VILLAGE WAY
                          SANTA ANA, CALIFORNIA 92705
                          P: (714) 558-4822, EXT. 118

                                  "DEPOSITARY"

                        U.S. STOCK TRANSFER CORPORATION
                         1745 GARDENA AVENUE, SUITE 200
                        GLENDALE, CALIFORNIA 91204-2991
                               P: (818) 502-1404
                               F: (818) 502-1737